CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

January 4, 2023

Manager

GETAWAY COLLECTION LLC

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A of our reports dated July 27, 2022, with respect to the balance sheet of GETAWAY COLLECTION LLC (formerly known as Sucasa Collection LLC) Inc. as of June 3, 2022 and the related statements of operations, changes in members’ equity and cash flows for the one-day inception period of June 3, 2022, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

January 4, 2023